Exhibit 99.1

Ventas, Inc.        10350 Ormsby Park Place, Suite 300        Louisville, Kentucky 40223        (502) 357•9000        (502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS ELECTS TO INCREASE KINDRED RENT BY $33.1 MILLION PER YEAR

New Aggregate Annual Base Rent Is $239 Million, Payable Retroactive to July 19, 2006

LOUISVILLE, KY (October 12, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that it has exercised its election to increase aggregate base rental under the four Master Leases (“Master Leases”) between it and Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) by $33.1 million per year. The new aggregate annual base rent on the 225 properties Ventas leases to Kindred is $239 million. In connection with its election, Ventas has paid to Kindred a $4.6 million aggregate reset fee.

“We are pleased to increase our rents by $33.1 million. This outcome should add approximately $0.30 per diluted share to the Company’s 2007 normalized Funds from Operations (FFO) and also support Kindred’s future profitability,” Ventas Chairman, President and CEO Debra A. Cafaro said. “We look forward to dedicating our resources fully to the execution of our strategic growth and diversification plan so that we can continue to grow the Company for the benefit of our shareholders.”

Under the terms of the Master Leases, the new, increased base rental is effective as of July 19, 2006. Accordingly, incremental additional base rent from Kindred for the period from July 19, 2006 through October 31, 2006 is due immediately.

Each Master Lease contains an annual rent escalation on May 1 of each year. Commencing May 1, 2007, the annual escalator will be reset to 2.7 percent for Master Leases 1, 3 and 4. Under Master Lease 2, which represents approximately 23 percent of the revised annual base rents from Kindred, the rent escalation will be based on the annual increase in the Consumer Price Index (CPI), with a floor of 2.25 percent and a ceiling of 4 percent. If computed currently, using the 2006 year-over-year increase in CPI of 3.8 percent for Master Lease 2, the annual escalator for all four Master Leases in the aggregate would be approximately 3 percent. As CPI changes, the annual escalator for Master Lease 2 will change, and will affect the blended average annual escalator applicable to Kindred rents.

The Company said it expects to update its 2006 FFO guidance, introduce 2007 FFO guidance and provide information about its 2007 dividend when it reports its third quarter 2006 results of operations. The Company stated that it has scheduled its release of third quarter results after the close of trading on Thursday, October 26.

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Ventas Elects to Increase Kindred Rent

by $33.1 Million Per Year

October 12, 2006

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at http://www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) year-over-year changes in the Consumer Price Index and the effect of such changes on the rent escalator for Master Lease 2 with Kindred and the Company’s earnings; and (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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